EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere to Issue $1.0B Convertible PIK Notes in Connection With Corpus Christi Liquefaction Project
Houston, Texas - November 11, 2014 - Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) announced today that it has entered into a Subscription Agreement with RRJ Capital II, Ltd. (“RRJ”) under which investment funds managed by RRJ will purchase, in aggregate, $1.0 billion of unsecured convertible PIK notes (the “Convertible Notes”) issued by Cheniere. RRJ will have the right to transfer a portion of the Convertible Notes to Temasek Holdings (Private) Limited and its affiliates (“Temasek”). Proceeds from the Convertible Notes will be used to fund a portion of the costs of developing, constructing and placing into service the Corpus Christi liquefaction project, which is being designed for up to three trains with an expected aggregate annual production capacity of approximately 13.5 mtpa, related pipeline infrastructure, and general corporate purposes.

The Convertible Notes will have a maturity of six and a half years, and accrue interest at a rate of 4.875% per annum, which is payable in kind (PIK) by increasing the principal amount of the Convertible Notes outstanding. The Notes will be convertible into the common stock of Cheniere at an initial conversion price of $93.64, which represents 130% of the closing price of the common stock of Cheniere on Monday, November 10, 2014.

“RRJ is making a substantial investment in Cheniere in connection with our Corpus Christi liquefaction project. RRJ was a significant equity investor in our Sabine Pass liquefaction project and we look forward to working with them again,” said Charif Souki, Chairman and CEO of Cheniere. “This investment satisfies a portion of the equity needed to finance the Corpus Christi liquefaction project. We continue to make progress on the Corpus Christi liquefaction project and expect to commence construction in early 2015.”

Richard Ong, Chairman and CEO of RRJ, said “We are pleased to have this opportunity to deepen our involvement in Cheniere. We first invested in Cheniere’s LNG business in May 2012 and have been happy with the company’s performance to date.”

“This investment highlights our long term commitment to Cheniere and is consistent with our long term view about LNG as a clean energy source, and Cheniere’s strong position in that sector,” added Charles Ong, co-Chairman and co-CEO of RRJ.

Closing is expected to occur November 28, 2014 subject to customary closing conditions. Concurrently with closing, Cheniere will have entered into an indenture pursuant to which the Notes will be issued.
The offer and sale of the Convertible Notes has not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”) and the Convertible Notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Convertible Notes or any other securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About RRJ
Founded in 2011, RRJ Capital is an Asian based investment firm with offices in Hong Kong and Singapore. RRJ Capital currently manages two funds with an aggregate size of USD $5.9 billion, invested in companies in China, North America and Europe. RRJ Capital’s portfolio focuses on the following industries: energy, financial institutions, consumer, food and environmental services.

About Temasek
Incorporated in 1974, Temasek is an investment company based in Singapore, with a S$223 billion (US$177 billion) portfolio as at 31 March 2014. Temasek’s portfolio covers a broad spectrum of sectors: financial services; transportation, logistics and industrials; telecommunications, media & technology; life sciences, consumer & real estate; energy & resources. In addition to Singapore, Temasek has offices in 10 other cities around the world, including Beijing, Shanghai, Mumbai, São Paulo, Mexico City, London, and New York.

About Cheniere Energy, Inc.
Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG-related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail Pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal. Through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is developing a liquefaction project at the Sabine Pass LNG terminal adjacent to the existing regasification facilities for up to six Trains, each of which is expected to have a nominal production capacity of approximately 4.5 mtpa. Construction has begun on Trains 1 through 4 at the Sabine Pass Liquefaction Project. Cheniere has also initiated a project to develop liquefaction facilities near Corpus Christi, Texas. The Corpus Christi Liquefaction Project is being designed for up to three Trains, with expected aggregate nominal production capacity of approximately 13.5 mtpa of LNG, three LNG storage tanks with capacity of approximately 10.1 Bcfe and two LNG carrier docks. Commencement of construction for the Corpus Christi Liquefaction Project is subject, but not limited, to obtaining regulatory approvals, entering into long-term customer contracts sufficient to underpin financing of the project, obtaining financing, and Cheniere making a final investment decision. Cheniere believes that LNG exports from the Corpus Christi Liquefaction Project could commence as early as 2018.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives, including the use of proceeds from the offering and the construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

CONTACTS:
Investors: Randy Bhatia: 713-375-5479    Christina Burke: 713-375-5104
Media: Faith Parker: 713-375-5663